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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veritiv Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
www.veritivcorp.com

March 2, 2018

To Our Stockholders,

        You are cordially invited to attend the Veritiv Corporation 2018 Annual Meeting of Stockholders to be held on Wednesday, April 25, 2018 at 9:00 a.m., Eastern Time, at Le Méridien Atlanta Perimeter, 111 Perimeter Center West, Atlanta, Georgia 30346.

        The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting and the nominees for election as directors. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

        Your vote is important. You may cast your vote in person at the meeting, over the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

        Thank you for your continued support of Veritiv.

Sincerely,
Mary A. Laschinger Chairman of the Board and Chief Executive Officer

VERITIV CORPORATION

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, April 25, 2018
Time:	9:00 a.m., Eastern Time
Place:	Le Méridien Atlanta Perimeter, 111 Perimeter Center West, Atlanta, Georgia 30346
Purpose:	1.
To elect as directors the nine nominees named in the proxy statement and recommended by the Board of Directors to serve for a one year term expiring at the 2019 annual meeting of stockholders and until their successors are elected and qualified;
	2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018;
	3.	To approve, on an advisory basis, the Company's executive compensation; and
	4.	To consider and act upon any other matter that may properly come before the annual meeting, or any postponements or adjournments thereof.
Who Can Vote:	Stockholders of record at the close of business on February 26, 2018.
How Can You Vote:
You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card or Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may vote by mail. You may also vote in person at the annual meeting.
Who Can Attend:
All stockholders are invited to attend the annual meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted.

By Order of the Board of Directors,
Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2018

        Our Proxy Statement for the 2018 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2017 are available at http://www.veritivcorp.com/2017annualreport.

VERITIV CORPORATION

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 25, 2018

        Veritiv Corporation (the "Company," "Veritiv," "we," "us" or "our") is furnishing this document to you in connection with the solicitation by the Board of Directors of the Company (the "Board") of the enclosed form of proxy for the Company's 2018 annual meeting of stockholders.

        The Company pays for the preparation and mailing of the Notice of Annual Meeting and this proxy statement, and the Company has also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of this proxy statement and other annual meeting materials to the beneficial owners of shares of its common stock at the Company's expense. This proxy statement is dated March 2, 2018 and is first being mailed to the Company's stockholders on or about March 2, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

        These materials are being provided to you because the Board is soliciting your proxy to vote at the annual meeting, and at any postponements or adjournments of the annual meeting. This proxy statement describes the matters on which you, as a stockholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is a proxy?

        A proxy is your legal designation of another person to vote the shares you own at the annual meeting. By completing and submitting a proxy card, which identifies the persons authorized to act as your proxy, you are giving each of those persons authority to vote your shares as you have instructed. By voting via proxy, each stockholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

        You will receive multiple proxy cards if you hold your shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your shares are held by a broker, bank, trustee or other nominee (i.e., in "street name"), you will receive your proxy card and other voting information from your broker, bank, trustee or other nominee. It is important that you complete, sign, date and return each proxy card you receive, or vote using the Internet or by telephone as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials.

Why didn't I receive paper copies of the proxy materials?

        The Company is furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to all of our stockholders, as permitted by rules adopted by the U.S. Securities and Exchange Commission (the "SEC"). This option allows the Company to provide our stockholders with information they need, while reducing our use of natural resources, and cutting back on potentially unwanted materials in our stockholders' mailboxes.

        If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

        The Board established February 26, 2018 as the record date for the annual meeting. Stockholders who own shares of the Company's common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting.

How many shares are entitled to vote at the annual meeting?

        As of the close of business on the record date, there were 15,733,745 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between a "stockholder of record" and a "beneficial owner"?

        Most of our stockholders hold their shares beneficially through a broker, bank, trustee or other nominee rather than of record directly in their own name with Computershare Inc., our transfer agent. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

        If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record of those shares, and proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the annual meeting.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote those shares in person at the annual meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

How many votes must be present to hold the annual meeting?

        We must have a "quorum" to conduct the annual meeting. A quorum is one-third of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy. Properly signed proxies that are marked "abstain" are known as "abstentions." Shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as "broker non-votes." Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares represented and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

        A representative from Computershare Inc. will determine if a quorum is present, tabulate the votes and serve as the Company's inspector of election at the annual meeting.

What vote is required to approve each proposal?

        Proposal 1: Election of directors.    In order to be elected, a director nominee must receive the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote and represented in person or by proxy at the annual meeting. Stockholders do not have a right to cumulate their votes for the election of directors. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 1. Broker non-votes will not be counted as represented and entitled to vote and will therefore have no impact on the election of director nominees.

        Proposal 2: Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018.    The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2018. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 2.

        Proposal 3: Advisory vote on executive compensation.    The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to approve, on an advisory basis, the Company's executive compensation. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the effect of a vote against Proposal 3. Broker non-votes will not be counted as represented and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

        Any other matter that properly comes before the meeting will require the approval of the affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the annual meeting.

How do I vote my shares?

        You can vote your shares in one of the following manners:

  •
  by using the Internet;

  •
  by telephone;

  •
  by completing, signing, dating and returning the enclosed proxy card(s), if you received your proxy materials by mail; or

  •
  by attending the annual meeting and voting in person.

        If you are a stockholder of record, please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials or, if you received your proxy materials by mail, on the proxy card(s).

        If you are a beneficial owner of shares held in street name, your broker, bank, trustee or other nominee will provide you with instructions for voting your shares.

Can I change my vote after I vote by mail, by telephone or using the Internet?

        Yes, if you are a stockholder of record, you can change your vote in any one of the following ways:

  •
  send a written notice to the Corporate Secretary of the Company at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328 stating that you revoke your proxy, so long as it is received prior to the annual meeting;

  •
  if you received your proxy materials by mail, sign and mail a proxy card bearing a later date, so long as it is received prior to the annual meeting;

  •
  vote again by using the Internet or by telephone; or

  •
  attend the annual meeting and vote in person.

        Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action in order to revoke your proxy.

        If your shares are held in street name, you must contact your broker, bank, trustee or other nominee in order to revoke your proxy.

How will my proxy be voted?

        If you are a stockholder of record and you complete, sign, date and return your proxy card(s), or vote by using the Internet or by telephone, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s), but do not indicate how you want to vote, your shares will be voted in accordance with the Board's recommendation.

        If you are a beneficial owner, your broker or nominee will vote your shares with respect to Proposals 1 and 3 at the annual meeting only if you instruct your broker or nominee how to vote. If you do not provide your broker or nominee with instructions, your broker or nominee will not be authorized to vote your shares with respect to Proposals 1 and 3. Your broker or nominee may, but is not required to, vote your shares with respect to Proposal 2 if you do not instruct your broker or nominee how to vote.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

          Proposal 1—FOR the election of the nine director nominees named in this proxy statement to serve for a one year term expiring at the 2019 annual meeting of stockholders and until their successors are elected and qualified.

          Proposal 2—FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018.

          Proposal 3—FOR the approval, on an advisory basis, of the Company's executive compensation.

What do I need to do if I plan to attend the meeting in person?

        If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold shares in street name and you also wish to be able to vote at the meeting, you must also obtain a proxy, executed in your favor, from your broker or other nominee. All current stockholders are invited to attend the meeting, even if you did not hold shares on the record date.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

        We will bear the cost of soliciting proxies, including expenses in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf in person or by mail or telephone and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $10,000 for these services, plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Who can answer my questions?

        If you need additional copies of the proxy materials, have questions about the proxy materials or the annual meeting, or need assistance in voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free at (888) 750-5834
Banks and brokers can call collect at (212) 750-5833

        You may also contact us at the following address:

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
Attention: Corporate Communications
Telephone: 844-VERITIV or (844) 837-4848

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of the Company's common stock beneficially owned as of February 15, 2018 (based on a total of 15,733,745 shares of our common stock outstanding as of February 15, 2018) by (i) each of the Company's directors, (ii) each of the named executive officers, (iii) all directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company's common stock. In accordance with SEC rules, beneficial ownership includes: (i) all shares the stockholder actually owns beneficially or of record; (ii) all shares over which the stockholder has or shares voting or dispositive control; and (iii) all shares the stockholder has the right to acquire within 60 days of February 15, 2018. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them.

Name of Beneficial Owner	Number of Shares(1)(2)	Percentage of Shares
Directors (excluding Ms. Laschinger)
David E. Flitman	2,976	*
Daniel T. Henry	11,366	*
Liza K. Landsman	3,153	*
Tracy A. Leinbach	16,366	*
William E. Mitchell	6,366	*
Michael P. Muldowney	6,366	*
Charles G. Ward, III	26,366	*
John J. Zillmer	6,366	*
Named Executive Officers
Mary A. Laschinger	26,092	*
Stephen J. Smith	4,967	*
Thomas S. Lazzaro	12,696	*
Tracy L. Pearson	180	*
Daniel J. Watkoske	3,679	*
All executive officers and directors as a group (17 persons)	126,939	*
More than 5% owners
UWW Holdings, LLC(3)	4,283,840	27.2%
The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman(4)	3,641,485	23.1%
BlackRock, Inc.(5)	1,485,043	9.4%

*
Less than 1%.

(1)
Amounts in this column include fully-vested shares of phantom stock (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 2,976 shares for Mr. Flitman and 3,153 shares for each of Ms. Landsman, Mr. Mitchell, Mr. Muldowney and Mr. Ward.

(2)
Amounts in this column include fully-vested stock settled deferred share units (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 3,213 units for each of Mr. Henry, Ms. Leinbach, Mr. Mitchell, Mr. Muldowney, Mr. Ward and Mr. Zillmer.

(3)
Based on the information provided pursuant to the Schedule 13D/A filed by UWW Holdings, LLC (the "UWW Schedule 13D/A") with the SEC on March 22, 2017. UWW Holdings, LLC reported that, as of March 16, 2017, it has sole voting power and dispositive power with respect to 4,283,840 shares of Company common stock. The UWW Schedule 13D/A indicates that voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised through a three-member board of managers acting by majority vote. Bain Capital Fund VII, L.P. ("Fund VII") and Bain Capital VII Coinvestment Fund, L.P. ("Coinvestment VII") have the right to appoint two of the three members of the board of managers of UWW Holdings, LLC. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners VII, L.P., which is the general partner of each of Fund VII and Coinvestment VII (collectively, BCI and its investment funds advised or managed by it, "Bain Capital"). In addition, certain investment funds associated with Bain Capital collectively hold common equity interests of UWW Holdings, LLC (together with Fund VII and Coinvestment VII, the "Bain Capital Funds"). The UWW Schedule 13D/A further indicates that the investment strategy and decision-making process with respect to investments held by investment funds associated with Bain Capital is directed by BCI's Global Private Equity Board. Each of BCI, the Bain Capital Funds and UWW Holdings, LLC has a business address c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

(4)
Based on the information provided pursuant to the Schedule 13G/A filed by The Baupost Group, L.L.C. ("Baupost"), Baupost Group GP, L.L.C. ("BG GP") and Seth A. Klarman with the SEC on February 13, 2018. Baupost, BG GP, and Mr. Klarman each reported that, as of December 31, 2017, it or he has shared voting and dispositive power with respect to 3,641,485 shares of Company common stock. Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. BG GP, as the Manager of Baupost, and Mr. Klarman, as the sole owner and Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the securities beneficially owned by Baupost. Each of Baupost, BG GP and Seth A. Klarman has a business address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(5)
Based on the information provided pursuant to the Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on January 23, 2018. BlackRock reported that, as of December 31, 2017, it has sole voting power with respect to 1,485,043 shares and sole dispositive power with respect to 1,508,307 shares. BlackRock has a business address of 55 East 52nd Street, New York, New York 10055.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under the U.S. securities laws, the Company's directors, executive officers and beneficial owners of more than 10% of our common stock are required to report their initial ownership of shares and any subsequent changes in that ownership to the SEC and the New York Stock Exchange ("NYSE"). Due dates for the reports are specified by those laws, and the Company is required to disclose in this proxy statement any failure in the past year to file by the required dates. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during 2017.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the 2018 annual meeting of stockholders, the nine nominees named in this proxy statement are standing for election or re-election, as applicable, as directors of the Company for a one-year term. As previously disclosed, the Board appointed David E. Flitman as a director effective July 26, 2017. He was recommended to the Board following a search process initiated by the Nominating and Governance Committee, with the assistance of a global executive search firm.

        Each director nominee will be elected if he or she receives more "FOR" votes than "AGAINST" votes. Each nominee elected as a director will continue in office until the 2019 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

        The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate's qualifications, the Nominating and Governance Committee will consider the candidate's independence, skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Nominating and Governance Committee has adopted Director Qualification Criteria and Independence Standards, which, in general, require that director candidates have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Governance Committee seeks qualified candidates with diverse backgrounds including, but not limited to, such factors as race, gender and ethnicity. Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will consider director candidates recommended by stockholders, provided such recommendations comply with the process set forth in our bylaws. In assessing such candidates, the Nominating and Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines and our Director Qualification Criteria and Independence Standards, which may be viewed in the governance section of our website at http://ir.veritivcorp.com, for additional information on the selection of director candidates.

        Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of director seats. However, the Company has no reason to believe that any nominee will be unable to serve.

        The following are descriptions of the business and public company director experience of our director nominees, including their current principal positions, terms of office, and ages as of March 2, 2018. We have been advised that there are no family relationships among any of our executive officers and directors.

        David E. Flitman, 53, has been a director of the Company since July 2017. He is the Executive Vice President of Performance Food Group Company, a family of leading foodservice distributors, and President and Chief Executive Officer of its Performance Foodservice division, roles he assumed in January 2015. From January 2014 to December 2014, Mr. Flitman served as Chief Operating Officer and President USA & Mexico of Univar Corporation, a global chemical distributor. Mr. Flitman joined Univar in December 2012 as President USA with additional responsibility for Univar's Global Supply Chain & Export Services teams. From November 2011 to September 2012, he served as Executive Vice President and President Water and Process Services at Ecolab, the global leader in water, hygiene and energy technologies and services. From August 2008 to November 2011, Mr. Flitman served as Senior Executive Vice President of Nalco until it was acquired by Ecolab. He also served as President of Allegheny Power from February 2005 to July 2008. Formerly, Mr. Flitman spent nearly 20 years in operational, commercial, and global business leadership positions at DuPont. Mr. Flitman brings to the

Board of Directors strong global business leadership and executive management skills, extensive commercial distribution industry experience and experience managing newly public companies.

        Daniel T. Henry, 68, has been a director of the Company since June 2014. He served as the Chief Financial Officer of American Express Company, a global financial services company, from October 2007 until his retirement in August 2013 and as its Executive Vice President from February 2007 until his August 2013 retirement. While at American Express, Mr. Henry was responsible for leading the company's finance organization and representing American Express to investors, lenders and rating agencies. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry brings to the Board of Directors substantial experience and expertise with respect to complex financial systems, public company financial management and reporting, and financial and strategic planning. Mr. Henry also serves as a director of The Hanover Insurance Group and formerly served on the board of directors of Groupon, Inc.

        Liza K. Landsman, 48, has been a director of the Company since March 2017. She has been the President and Chief Customer Officer of Jet.com, an online retailer recently acquired by Walmart, since February 2017. Ms. Landsman announced that she will be leaving Jet.com effective April 2018 to join New Enterprise Associates, Inc., a global venture capital firm and former parent company of Jet.com, as a Venture Partner. From March 2015 to February 2017, Ms. Landsman served as Executive Vice President and Chief Customer Officer of Jet.com, overseeing marketing, advertising and all aspects of the customer experience. From May 2013 to March 2015, Ms. Landsman served as Executive Vice President and Chief Marketing Officer for E*Trade, an online financial services company. From March 2012 to May 2013, Ms. Landsman served as Managing Director and Global Head of Digital for BlackRock, Inc., a global investment firm, where she was responsible for firm wide digital marketing strategy, including social websites and mobile applications. Previously, Ms. Landsman served as Operating Partner and Acting Chief Marketing Officer at Bravas Partners LLC, and in a variety of senior leadership roles at Citigroup, Inc. over a 10-year period. Ms. Landsman brings to the Board of Directors strong leadership skills and extensive digital, mobile and social media marketing and business development experience. Ms. Landsman also serves as a director of Choice Hotels International, Inc.

        Mary A. Laschinger, 57, has served as Chairman and Chief Executive Officer of the Company since July 2014. Ms. Laschinger served as Senior Vice President of International Paper Company, a global packaging and paper manufacturing company, from 2007 to July 2014 and as President of its xpedx distribution business from January 2010 to July 2014. She previously served as President of International Paper's Europe, Middle East, Africa and Russia business, Vice President and General Manager of International Paper's Wood Products and Pulp businesses and in other senior management roles at International Paper in sales, marketing, manufacturing and supply chain. Ms. Laschinger joined International Paper in 1992. Prior to joining International Paper, Ms. Laschinger held various positions in sales, marketing and supply chain at James River Corporation and Kimberly-Clark Corporation. Ms. Laschinger brings to the Board of Directors significant knowledge and executive management experience running domestic and international manufacturing and distribution businesses as well as a deep understanding of Veritiv and the industry in which it operates. Ms. Laschinger also serves as a director of Kellogg Company and the Federal Reserve Bank of Atlanta.

        Tracy A. Leinbach, 58, has been a director of the Company since June 2014. She served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder's Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and Senior Vice President, Field Management from July 2000 to September 2000. Since beginning her career at Ryder in 1985, Ms. Leinbach served in various finance, operations and sales positions of increasing responsibility, including serving Ryder Transportation

Services as Managing Director-Europe, Senior Vice President and Chief Financial Officer, Senior Vice President, Business Services and Senior Vice President, Purchasing and Asset Management. Prior to her career with Ryder, Ms. Leinbach, a former licensed CPA, worked in public accounting for Price Waterhouse. Ms. Leinbach brings to the Board of Directors particular knowledge, expertise and perspectives in: corporate finance; operations, sales and logistics; strategic planning and risk management; issues regarding the management of a multinational corporation; and financial reporting and accounting issues for large public companies. Ms. Leinbach also serves as a director of Hasbro, Inc. and formerly served on the board of directors of Forward Air Corporation.

        William E. Mitchell, 73, has been a director of the Company since June 2014. He is the managing partner of Sequel Capital Management, LLC, an investment management firm he founded in 2010. Mr. Mitchell served as Chairman of the Board of Directors of Arrow Electronics, Inc., a global electronic components and computer products distributor, from May 2006 to December 2009, and also served as Arrow's Chief Executive Officer from February 2003 to May 2009 and as Arrow's President from February 2003 to February 2008. Prior to that, Mr. Mitchell was President of Solectron Global Services, Inc. from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell brings to the Board of Directors extensive experience as president and chief executive officer of a global distribution company, extensive knowledge of international business operations and significant experience in the governance of large publicly-traded corporations. Mr. Mitchell currently serves as a director of Humana, Inc. In addition to formerly serving as Chairman of Arrow Electronics, Inc., Mr. Mitchell formerly served on the board of directors of Brown-Forman Corporation, National Semiconductor Corporation, Spansion, Inc. and Rogers Corporation.

        Michael P. Muldowney, 54, has been a director of the Company since June 2014. He is the Chief Financial Officer of Gordon Brothers Group, a global advisory, restructuring and investment firm, a position he assumed in May 2014. From 2012 to May 2014, Mr. Muldowney served as Founder and Chief Executive Officer of Foxford Capital, LLC, a strategic financial advisory and investment management firm. From 2007 to 2011, Mr. Muldowney served as the Executive Vice President and Chief Financial Officer of Houghton Mifflin Harcourt Company, a global educational publishing company. From March 2011 to September 2011, Mr. Muldowney also served as Houghton Mifflin Harcourt Company's Interim Chief Executive Officer. Houghton Mifflin Harcourt Company filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012 and emerged with a confirmed plan in June 2012. Previously, Mr. Muldowney served in various capacities, including as Chief Operating Officer, Chief Financial Officer, President and Director, at Nextera Enterprises, Inc., a consulting firm. Early in his career, Mr. Muldowney held various management positions with Marsh & McLennan Companies, including Corporate Controller and Principal of the Mercer Management Consulting subsidiary. Mr. Muldowney, a former Certified Public Accountant, brings to the Board of Directors a broad-based business background and significant financial expertise and leadership skills.

        Charles G. Ward, III, 65, has been a director of the Company since June 2014. He was a partner at Perella Weinberg Partners, a global, independent advisory and asset management firm, from March 2012 until his retirement in December 2015. From October 2010 to December 2011, Mr. Ward served as Chief Investment Officer for Arcapita Inc., a private equity firm. Arcapita filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2012 and emerged with a confirmed plan in September 2013. From 2002 to 2010, Mr. Ward was President of Lazard Ltd., a leading financial advisory and investment management firm. Prior to that, Mr. Ward served as Global Head of Investment Banking and Private Equity for Credit Suisse First Boston and as a Co-Founder and member of the board of directors of Wasserstein Perella Group, a U.S. investment bank. Mr. Ward brings to the Board of Directors extensive investment banking, capital markets and private equity experience.

        John J. Zillmer, 62, has been a director of the Company since June 2014. He is the retired Executive Chairman of Univar Inc., a leading global distributor of industrial and specialty chemicals and related services, which position he held from May 2012 to December 2012. Mr. Zillmer served as President and Chief Executive Officer of Univar Inc. from October 2009 to May 2012. Prior to joining Univar Inc., Mr. Zillmer was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation's second-largest waste management company, from May 2005 until December 2008, when Allied Waste Industries, Inc. merged with Republic Services, Inc. Previously, Mr. Zillmer spent 18 years at Aramark Corporation, a leading foodservice, facilities and uniforms provider, in roles of increasing responsibility, the last of which was President, Food and Support Services. Mr. Zillmer brings to the Board of Directors strong leadership skills, broad experience with public and private boards of directors, and extensive knowledge in the areas of strategy development and execution, operational efficiencies, management of global operations, capital investments and executive compensation. Mr. Zillmer also serves as a director of CSX Corporation, Ecolab Inc. and Performance Food Group Company and formerly served on the board of directors of Reynolds American, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

CORPORATE GOVERNANCE

Corporate Governance Principles

        Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our Company. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other executive officers, by reviewing materials provided to them and by participating in Board and committee meetings.

        The Board has adopted policies and procedures designed to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Business Conduct and Ethics, may be viewed in the governance section of our website at http://ir.veritivcorp.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.

        The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and reassesses the adequacy of such guidelines and proposes changes as warranted for approval by the Board.

Director Independence

        The Company requires that a majority of its directors be "independent" as defined by the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC. The Board makes a determination as to the independence of each director upon such director's initial appointment and thereafter on an annual basis. The Board has determined that each of the current members of the Board, except for Mary A. Laschinger, has no material relationship with the Company and satisfies all the criteria for being "independent" members of our Board within the meaning of the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC.

Board Composition and Leadership Structure

        The Board currently consists of nine directors, all of whom are standing for election or re-election, as applicable, at the annual meeting. Our charter and bylaws provide that the Board may increase or decrease the size of the Board and fill any vacancies. Our Corporate Governance Guidelines provide that a director must retire effective December 31 of the year in which the director attains the age of 75; however, the Board, in its discretion, may decide to recommend a retiring director for an additional year of service.

        Ms. Laschinger serves as the Chairman of the Board and CEO of the Company. Our Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for the Company at the present time as it promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company's strategic and business plans. In coming to this conclusion, the independent directors considered Ms. Laschinger's vast experience within the Company's industry that affords her a broad and uniquely well-informed perspective on the Company's business, as well as substantial insight into the trends and opportunities that may affect the Company's future. The combination of the Chairman and CEO roles is balanced by a supermajority of our Board being comprised of independent directors, as well as the election of a Presiding Director by our independent directors. As discussed further below, the Presiding Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict and chairing those Board sessions that are attended only by independent directors. Our Board believes that having a Presiding Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

Board Meetings, Executive Sessions and Presiding Director

        During 2017, the Board met seven times and each director nominee standing for election or re-election, as applicable, attended at least 85% of the total number of Board meetings held during such director's term and of the meetings of the standing committees on which he or she then served. Our independent directors meet at regularly scheduled executive sessions at least semiannually without management representatives or non-independent directors present. Executive sessions generally coincide with regularly scheduled meetings of the Board. As provided in the Company's Corporate Governance Guidelines, executive sessions are chaired by the Presiding Director. The independent members of the Board, based on the recommendation of the Nominating and Governance Committee, elected Mr. Mitchell, who is an independent director, to serve as Presiding Director until the 2018 annual meeting and expect to elect him to continue in that role for another one-year term, subject to his re-election at the 2018 annual meeting.

        The responsibilities of the Presiding Director include:

  •
  in consultation with the Nominating and Governance Committee, determining a schedule and agenda for regular executive sessions attended by independent directors without management participation and presiding over such sessions;

  •
  convening meetings of independent directors;

  •
  in consultation with the Compensation and Leadership Development Committee, organizing the process pursuant to which the independent directors shall evaluate the performance of the Chairman and CEO;

  •
  coordinating, developing agenda items, moderating and maintaining a record of all meetings of independent directors;

  •
  consulting with the Chairman and CEO regarding agenda items and other logistics for Board meetings;

  •
  serving as a liaison between non-management directors and the Chairman and CEO and other leadership team members, particularly with respect to sensitive matters; and

  •
  participating in the director recruitment process along with the Chairman and CEO and the Nominating and Governance Committee.

        The Presiding Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for the Company or perform other responsibilities.

Annual Meeting Attendance

        Our Corporate Governance Guidelines provide that members of the Board are expected to attend annual stockholder meetings and all of the directors standing for re-election attended the 2017 annual stockholder meeting.

Board Committees

        The standing committees of the Board are the Audit and Finance Committee, the Compensation and Leadership Development Committee and the Nominating and Governance Committee. All of the standing committees are comprised entirely of independent directors in accordance with the NYSE listing standards. The table below shows the current members of each of the committees and the number of meetings each committee held in 2017:

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Nominating and Governance Committee
David E. Flitman	✓
Daniel T. Henry	Chair	✓
Liza K. Landsman			✓
Tracy A. Leinbach		✓	Chair
Michael P. Muldowney	✓	✓
Charles G. Ward, III	✓		✓
John J. Zillmer		Chair	✓
Number of Meetings	5	6	3

Audit and Finance Committee

        The principal functions of the Audit and Finance Committee include:

  •
  reviewing and discussing with the independent auditors of the Company the scope and thoroughness of the independent auditors' examination and reports, and judgments made, and considering recommendations of the independent auditors;

  •
  reviewing and discussing with management of the Company analyses prepared, the scope and thoroughness of review, and judgments made;

  •
  appointing the independent auditor and pre-approving all services and related fees for the year;

  •
  preparing and approving the committee report required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to stockholders;

  •
  reviewing the independent auditor's qualifications, performance and independence;

  •
  reviewing the sufficiency and effectiveness of the Company's system of internal controls, including compliance with legal and regulatory requirements;

  •
  reviewing and discussing the Company's quarterly and annual filings on Form 10-Q and Form 10-K, respectively;

  •
  reviewing periodically the Company's antifraud programs and controls;

  •
  evaluating enterprise financial risk exposures and risk management policies;

  •
  reviewing financing and capital structure plans;

  •
  reviewing and recommending approval authority for capital expenditures, financings, acquisitions and divestments; and

  •
  performing other functions or duties deemed appropriate by the Board.

        Our Board has determined that each member of the Audit and Finance Committee satisfies all applicable financial literacy requirements, each member meets the definition of an "audit committee financial expert" as defined by the SEC and each member is "independent" as defined by the listing standards of the NYSE.

        The Audit and Finance Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Compensation and Leadership Development Committee

        The principal functions of the Compensation and Leadership Development Committee include:

  •
  establishing, periodically reviewing and implementing the Company's compensation philosophy and overseeing the development and implementation of the compensation programs for the executive officers;

  •
  determining the corporate and individual performance measures and objectives of the Company's executive officers;

  •
  assuring that the total compensation paid to the Company's executive officers is fair, equitable and competitive, based on an internal review and comparison to survey data;

  •
  approving and administering the terms and policies of the Company's long-term incentive compensation programs for executive officers;

  •
  approving and administering the terms and policies of the Company's short-term incentive compensation programs for executive officers;

  •
  approving the Company's performance achievement as measured against its incentive compensation plan metrics and the resulting payouts;

  •
  reviewing and approving employment agreements, severance agreements and change-in-control agreements, and any additional special or supplemental benefits for executive officers;

  •
  reviewing and approving retirement and benefit plans for executive officers;

  •
  reviewing at least annually senior management succession planning and policies and programs for the development of leadership personnel;

  •
  preparing and approving the report of the compensation committee required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to stockholders; and

  •
  performing other functions or duties deemed appropriate by the Board.

        The Compensation and Leadership Development Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Nominating and Governance Committee

        The principal functions of the Nominating and Governance Committee include:

  •
  developing qualifications/criteria for selecting and evaluating director nominees and evaluating current directors;

  •
  considering and proposing director nominees for election to the Board;

  •
  selecting candidates to fill Board vacancies as they may occur;

  •
  making recommendations to the Board regarding the committees' memberships;

  •
  reviewing and making recommendations with respect to the compensation (including equity-based compensation) of non-employee directors, including the Presiding Director;

  •
  developing and generally monitoring the Company's Corporate Governance Guidelines and procedures;

  •
  addressing possible and actual conflicts of interest and any other potential issues concerning a director's compliance with the Company's Code of Business Conduct and Ethics;

  •
  administering the annual evaluation of the Board; and

  •
  performing other functions or duties deemed appropriate by the Board.

        The Nominating and Governance Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Communications with the Board

        Interested parties who wish to communicate with members of the Board as a group, with non-employee or independent directors as a group, or with individual directors, may do so by writing to Board Members c/o Corporate Secretary, Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. The directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the appropriate directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board's responsibility and will be forwarded to the appropriate officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Related Person Transaction Policy

        The Board recognizes that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with the Company's senior management, the Board has enforced the conflict of interest provisions set forth in the Company's Code of Business Conduct and Ethics. All employees and members of the Board are subject to the Company's Code of Business Conduct and Ethics. Additionally, we have adopted a written policy regarding review and approval or ratification of related party transactions by the Audit and Finance Committee (the "Related Person Transaction Policy"). The Related Person Transaction Policy is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

        The Company's Related Person Transaction Policy defines a "Related Person" as any person who is, or at any time since the beginning of our last fiscal year was:

  •
  a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to the Company to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the Company's common stock; and

  •
  any "immediate family member" of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

        For purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

        The Board has considered certain types of potential Related Person Transactions and pre-approved them as not presenting material conflicts of interest. These transactions include (i) compensation paid to directors and executive officers that has been approved by the Board or the Compensation and Leadership Development Committee; (ii) transactions with another company in which the Related

Person's interest derives solely from his or her service as a director of the other company that is a party to the transaction; (iii) transactions with another company in which the Related Person's interest derives solely from his or her direct or indirect ownership of less than 10% of the equity interest in another person (other than a general partnership interest) who is a party to the transaction; (iv) transactions where the Related Person's interest arises solely from the ownership of Company common stock and all holders of such common stock receive the same benefit on a pro rata basis (e.g., dividends); and (v) any transaction where the rates or charges are determined by competitive bids.

        Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the General Counsel, who will then determine whether it should be submitted to our Audit and Finance Committee for consideration (or if it is not practicable or desirable for the Company to wait until the next regularly scheduled Audit and Finance Committee meeting, to the Chair of the Audit and Finance Committee). The Audit and Finance Committee, or where submitted to the Chair of the Audit and Finance Committee, the Chair, must then review and decide whether to approve any Related Person Transaction. The Audit and Finance Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company. When applicable, the Chair of the Audit and Finance Committee shall report to the Audit and Finance Committee at its next meeting any approval under the policy pursuant to the Chair's delegated authority.

        There were no Related Person Transactions from January 1, 2017 through the date of this proxy statement.

Board Role in Risk Oversight

        Management is responsible for identifying and prioritizing enterprise risks facing the Company. The Board, in turn, is responsible for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

        The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk, including internal control over financial reporting, related to our capital structure and significant financial exposures, and regularly evaluates financial risks associated with such programs.

        The Compensation and Leadership Development Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

        The Nominating and Governance Committee oversees risks related to our governance structure and processes, including whether they are successful in preventing illegal or improper liability-creating conduct.

Director Compensation

        2017 Cash Compensation.    Each of our non-employee directors received an annual cash retainer of $85,000. The director who served as chair of the Audit and Finance Committee received an additional annual cash retainer of $25,000, the director who served as chair of the Compensation and Leadership Development Committee received an additional annual cash retainer of $15,000, and the director who served as chair of the Nominating and Governance Committee received an additional annual cash retainer of $12,000. Our Presiding Director received an additional annual cash retainer of $25,000. We do not provide any per-meeting compensation to any of our directors. All members of our Board are reimbursed for their reasonable costs and expenses incurred in attending our Board meetings.

        2017 Stock-Based Compensation.    Each of our non-employee directors (other than Mr. Flitman—see note (3) to table below) received an annual stock award with a grant date fair value of $140,000. The stock awards granted to our directors were made pursuant to our 2014 Omnibus Incentive Plan. These awards of common stock may, at the director's option, be deferred into fully-vested shares of phantom stock. Previously, stock-based awards were comprised of fully-vested deferred share units that are paid out when the director retires from Board service.

        2017 Director Compensation Table.    The following table summarizes the compensation that we paid or awarded to each individual who served as a non-employee director during 2017. Ms. Laschinger did not receive compensation for her service as a director. Information regarding compensation for Ms. Laschinger can be found in the "Executive Compensation" section of this proxy statement.

Name	Fees Earned or Paid in Cash	Stock-based Awards(1)(2)	Total
David E. Flitman(3)	$35,417	$116,667	$152,084
Daniel T. Henry	$110,000	$140,000	$250,000
Liza K. Landsman(4)	$63,750	$140,000	$203,750
Tracy A. Leinbach	$97,000	$140,000	$237,000
William E. Mitchell	$110,000	$140,000	$250,000
Michael P. Muldowney	$85,000	$140,000	$225,000
Charles G. Ward, III	$85,000	$140,000	$225,000
John J. Zillmer	$100,000	$140,000	$240,000

  Note: Matthew J. Espe resigned from the Board of Directors effective February 15, 2017 and received no compensation in 2017.

(1)
The amounts disclosed in the "Stock-based Awards" column represent the aggregate grant date fair value of stock awards granted during 2017 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). The reported amount represents the annual stock-based compensation target of $140,000 for 2017 (for all non-employee directors other than Mr. Flitman—see note (3) below). See Note 15 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(2)
As of December 31, 2017, each individual who served as a non-employee director during 2017 held the following number of deferred share units:

Name	Deferred Share Units
Daniel T. Henry	8,649
Tracy A. Leinbach	8,649
William E. Mitchell	8,649
Michael P. Muldowney	8,649
Charles G. Ward, III	8,649
John J. Zillmer	8,649

(3)
Appointed to the Board of Directors effective July 26, 2017 and, as such, received a pro-rated stock award with a grant date fair value of $116,667.

(4)
Appointed to the Board of Directors effective March 8, 2017.

        Director Stock Ownership Guidelines.    The director stock ownership guidelines adopted in March 2017 require each of our non-employee directors to retain Veritiv common stock received in the form of equity awards until such time as he or she achieves and maintains an aggregate value of Veritiv common stock equal to five times his or her then current annual cash retainer. For purposes of these guidelines, stock holdings will be deemed to include deferred share units, notional share units for stock awards deferred pursuant to the Veritiv Deferred Compensation Plan and/or outright stock grants. Ms. Laschinger is subject to the executive stock ownership guidelines described on page 35.

AUDIT AND FINANCE COMMITTEE REPORT

        The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting practices, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP ("Deloitte"), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

        In connection with its oversight function, the Audit and Finance Committee is directly responsible for the appointment, retention and termination, evaluation and compensation of the Company's independent registered public accounting firm, and such firm reports directly to the Audit and Finance Committee. In selecting Deloitte to serve as our independent registered public accounting firm for 2018, the Audit and Finance Committee considered a number of factors, including:

  •
  Deloitte's performance during 2017 and in previous years, including the quality of Deloitte's services, the sufficiency of Deloitte's resources and the quality of the Audit and Finance Committee's ongoing discussions with Deloitte, including the professional resolution of accounting and financial reporting matters with Deloitte's national office;

  •
  the professional qualifications of Deloitte, the lead audit partner and other key engagement partners;

  •
  Deloitte's independence program and its processes for maintaining its independence;

  •
  Deloitte's tenure as the Company's independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

  •
  the appropriateness of Deloitte's fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms);

  •
  consideration of Deloitte's known legal risks and significant proceedings that may impair their ability to perform our annual audit; and

  •
  the results of management's and the Audit and Finance Committee's annual evaluations of the qualifications, performance and independence of Deloitte.

        Additionally, when the audit engagement partner is due to rotate off the Company's audit team following five years of service, the Audit and Finance Committee is involved in the selection of the audit engagement partner.

        In this context, the Audit and Finance Committee hereby reports as follows:

          (1)   The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal year 2017 with management.

          (2)   The Audit and Finance Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

          (3)   The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence.

          (4)   Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

        This Audit and Finance Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Exchange Act.

AUDIT AND FINANCE COMMITTEE Daniel T. Henry, Chairman David E. Flitman Michael P. Muldowney Charles G. Ward, III

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

        Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by our independent registered public accounting firm during that calendar year, before any such work commences. The Chairman of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairman may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairman will report his approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting, which may be called in the absolute discretion of the Chairman, and such amounts are subject to Committee ratification. The Chairman may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairman and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

        Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit Fees	$4,206,400	$4,480,000
Audit-Related Fees	383,637	436,382
Tax Fees	—	17,919
All Other Fees	—	—

Total	$4,590,037	$4,934,301

        Audit Fees.    Audit fees for the years ended December 31, 2017 and 2016 were for professional services rendered by Deloitte for the audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016 and reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q.

        Audit-Related Fees.    Audit-Related fees for the year ended December 31, 2017 consisted of reviews of the Company's Registration Statements on Form S-3 and Form S-8, advice and recommendations regarding internal control design, statutory audits of certain of the Company's international subsidiaries and subscription to Deloitte's Accounting Research Tool. Audit-Related fees for the year ended December 31, 2016 consisted of reviews of the Company's Registration Statements on Form S-3 and Form S-1, statutory audits of certain of the Company's international subsidiaries and subscription to Deloitte's Accounting Research Tool.

        Tax Fees.    Tax fees for the year ended December 31, 2016 consisted of compliance and planning advice related to federal, state and international tax matters.

        All Other Fees.    There were no other fees billed for the years ended December 31, 2017 and 2016.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit and Finance Committee, pursuant to its charter, has appointed Deloitte as our independent registered public accounting firm for 2018. Deloitte has served in this capacity since 2013.

        While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for stockholder rejection and may consider whether to retain Deloitte or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the Company.

        A formal statement by representatives of Deloitte is not planned for the annual meeting. However, Deloitte representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Leadership Development Committee (the "Committee") has made under those programs and the factors considered in making those decisions. While the Committee determines the compensation of all of the Company's executive officers (with the exception of the Chairman and CEO, whose compensation is determined by the Company's Board of Directors), this discussion and analysis focuses on the named executive officers as of December 31, 2017 (the "NEOs"). The NEOs are:

Name	Position
Mary A. Laschinger	Chairman of the Board and Chief Executive Officer
Stephen J. Smith	Senior Vice President and Chief Financial Officer
Thomas S. Lazzaro	Senior Vice President, Field Sales and Operations
Tracy L. Pearson	Senior Vice President, Packaging
Daniel J. Watkoske	Senior Vice President, Print and Veritiv Services

        This discussion and analysis of our compensation program for the NEOs should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the NEOs.

Compensation Philosophy

        Our goal is to foster an environment of collaboration, enthusiasm and drive, with a passion for success and an expectation to win, to enable us to create a successful company that meets our commitments to stockholders, customers and employees. Our 2017 priorities included:

  •
  meeting our financial commitments;

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  delivering operational excellence;

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  remaining customer focused; and

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  developing our people.

        The Company's compensation philosophy is that compensation programs for all employees, including executive officers:

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  be competitive with similar companies to attract and retain key talent and outstanding leaders;

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  align the interests of the Company's executive officers and other senior leaders with the interests of the Company's stockholders;

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  ensure line-of-sight to key performance measures and Company results to align senior leaders with the Company's long-term vision and growth;

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  reward employees based on performance and their individual contributions that support the Company's success;

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  motivate employees to strive to exceed performance targets by providing creative solutions and tools to fuel the Company's growth; and

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  be cost-effective and affordable for the Company.

        The Company has designed its compensation programs to reflect each of these elements. The performance-based incentives seek to reward both short-term and long-term results and to align the interests of the Company's executive officers and other senior leaders with the interests of the Company's stockholders.

2017 Say On Pay Vote

        At our 2017 Annual Meeting of Stockholders, over 99% of the votes cast were voted in favor of our executive compensation program. In light of this strong show of support, we did not make significant changes to our program for 2018; however, we did include a free cash flow measure to our short-term incentive plan for 2018 (described in more detail below).

Pay for Performance

        The Company's goal is to tie executive compensation to Company performance. The Committee views Company performance in two ways:

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  the Company's operating performance, including results against annual and long-term targets, and

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  return to stockholders over time, both on an absolute basis and relative to other companies, including our comparator group (see page 30).

Summary of Executive Compensation Practices

        We summarize our compensation practices as follows:

What We Do	What We Don't Do

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Align programs with the interests of stockholders

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Pay for performance

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Mitigate risk of compensation programs

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Have strong stock ownership guidelines and a share retention policy

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Use an independent compensation consulting firm, engaged by and reporting directly to the Committee, which provides no

    other services to the Company

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Provide reasonable post-employment severance provisions

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Require double trigger vesting for change in control related cash severance payments and stock award vestings

•

No dividends or dividend equivalents on unearned, unvested or unpaid performance shares or share units

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No backdating or repricing of stock options

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No tax gross-ups on perquisites except for limited expenses related to relocation

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No pledging of Company stock by executive officers or directors

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No hedging transactions or short sales by executive officers or directors

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No excise tax gross-ups upon a change in control

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No pension or supplemental executive retirement programs except frozen legacy plans and certain union plans

What We Pay and Why: Elements of Compensation

        Our annual compensation program has three elements that comprise total direct compensation: base salary, annual incentive and long-term incentive. The majority of total direct compensation is performance-based. We also provide various benefit and retirement programs. The overview below shows the elements of our annual compensation program and describes why each element is provided. Additional information is provided following the overview.

Total Compensation Overview

Base Salary

        The Company's goal is for compensation paid to executive officers to be competitive enough to attract and retain qualified individuals, but not excessive.

        The Committee determines a base salary for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness, input from the Committee's consultant and individual performance. The Committee made no changes to salaries for 2017. The Summary Compensation Table on page 39 shows actual salaries paid during 2017, 2016 and 2015. Base salaries for 2017 are shown below.

Executive	2017 Base Salary
Mary A. Laschinger	$1,025,000
Stephen J. Smith	$563,750
Thomas S. Lazzaro	$550,000
Tracy L. Pearson	$450,000
Daniel J. Watkoske	$461,250

Annual Incentive Program—What it Rewards and How it Works

        The Company's annual incentive program is the primary cash compensation element used to reward accomplishments against established business goals in a given year. The Committee determines an annual incentive target for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant. Annual incentives for 2017 were determined under the 2017 Veritiv Annual Incentive program (the "2017 AIP") pursuant to the 2015 Annual Incentive Plan (as amended and restated, effective March 8, 2017). In 2017, approximately 840 employees participated in the 2017 AIP.

        The NEOs' awards under the 2017 AIP were determined by the formula below:

Base Salary × Bonus Target % × Company Performance Factor
+/– Individual Performance Adjustment

        Performance in 2017 was measured from January 1, 2017 through December 31, 2017, and the ultimate payout to each participant was determined based on the following steps:

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  Bonus Target: The 2017 bonus target percentages and the survey data used to inform them were reviewed and approved by the Committee as described in the section "How We Make Compensation Decisions" beginning on page 33. The 2017 bonus target for each NEO is shown below:

Executive	2017 Bonus Target as a % of Salary
Mary A. Laschinger	100%
Stephen J. Smith	85%
Thomas S. Lazzaro	75%
Tracy L. Pearson	70%
Daniel J. Watkoske	70%
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  Determine Company Performance Factor: Determined based on the Company's calculated Adjusted EBITDA (as defined below) performance as compared to the following pre-determined targets:

2017 Adjusted EBITDA	Company Performance Factor (% of Target)
$220 million or above	200%
$200 million	100%
$150 million	50%
< $150 million	0%

Payouts for performance between levels were interpolated on a straight-line basis

    For purposes of the 2017 AIP, "Adjusted EBITDA" is defined as net income before interest, income taxes, depreciation and amortization, and other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset-based lending facility.

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  Determine Individual Performance Factor: The Committee may adjust an award up or down to reflect the Committee's assessment of each individual's performance, contributions to the Company's performance for the year and achievements in areas that are not as readily quantifiable (such as integration results).

        The Company's actual Adjusted EBITDA performance for purposes of the 2017 AIP was approximately $174 million, excluding the impact of All-American Containers, acquired during 2017. This resulted in a Company performance factor of 74%. The Committee then reviewed awards considering their assessment of each individual's performance for the year. For 2017, the Committee made adjustments based on individual performance for Messrs. Smith, Lazzaro and Watkoske; those adjustments are reflected in the 2017 AIP awards disclosed in the Summary Compensation Table on page 39. Ms. Pearson's offer letter provided that her 2017 bonus award would be no less than $315,000, which is shown in the Bonus column in the Summary Compensation Table.

        Additionally, the Committee approved the CEO Award for Outstanding Contribution program ("CEO Award"), which is a discretionary bonus pool of $3.5 million, intended to recognize employees for extraordinary contributions above and beyond their day-to-day responsibilities. All our salary non-union employees (including all the executive officers other than the Chairman and CEO) were eligible to receive awards under this program. Awards will be paid in cash in March 2018. Each NEO (with the exception of the Chairman and CEO) received a CEO Award for 2017 for their leadership in driving integration goals and the Veritiv culture. These awards are included in the Summary Compensation Table in the Bonus column.

        The design for the 2018 annual incentive plan is similar to that for the 2017 AIP, with Adjusted EBITDA as the primary financial measure, weighted 75%, and the additional measure of Free Cash Flow, weighted 25%. The additional measure was added to reinforce the Company's focus on Free Cash Flow in 2018. Free Cash Flow is defined as net cash flow from / used for operating activities adjusted for capital expenditures, changes in bank overdrafts, cash payments relating to other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset based lending facility and adjustments for any extraordinary items as determined by the Committee. As in prior years, the design for the 2018 annual incentive plan includes the ability to modify awards based on individual performance.

Long-Term Incentive Program

        The Company provides long-term incentives to tie the interests of executives to the interests of our stockholders and to motivate and retain key talent. The Committee sets long-term equity targets for each position at the senior executive levels. Consistent with past practice, the long-term incentive target opportunities for 2017 were determined by the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant as discussed more fully in the sections entitled "How We Make Compensation Decisions" beginning on page 33 and the section entitled "Additional Information—Employment Agreement" beginning on page 35. The Committee did not target a specific percentile ranking against our comparator group.

        Veritiv's Long-Term Incentive Program consists of restricted stock units ("RSUs") and two types of performance share units ("PSUs"). Grants are intended to be made annually.

Grant Value and Mix

        On January 1, 2017, the Committee granted a mix of RSUs and two types of PSUs to the NEOs. These grants are shown in the Summary Compensation Table on page 39 and in the Grants of Plan-Based Awards Table on page 41. Similar grants were made on January 1, 2018 and will be shown in the Grants of Plan-Based Awards Table in next year's proxy. The long-term incentive targets for 2017 are shown below.

Executive	2017 Long-Term Incentive Target
Mary A. Laschinger	$3,500,000
Stephen J. Smith	$1,127,500
Thomas S. Lazzaro	$962,500
Tracy L. Pearson	$540,000
Daniel J. Watkoske	$553,500

        The NEOs received the same mix of PSUs and RSUs with the same performance terms and other conditions as other equity-eligible U.S. grantees. Dividends are not paid or accrued on unvested, unearned or unpaid RSUs or PSUs.

        RSUs and PSUs reflect Company performance in several ways:

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the Company's Adjusted EBITDA performance, including results against annual targets,

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return to stockholders over time relative to other companies, and

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return to stockholders on an absolute basis.

Time-Based Restricted Stock Units

        RSUs represent a promise to pay the value of a share of Veritiv common stock at the time of vesting (three years after grant) with no cash outlay required, assuming continued employment. The vesting period encourages retention of executives while denomination in shares provides a further link to shareholder interests.

Performance Share Units

        PSUs are the right to earn a range, depending on performance, of Veritiv shares at the end of three years (with no cash outlay required) if specified performance goals are attained, assuming continued employment. PSUs are denominated and paid in shares of Veritiv common stock for equity-eligible U.S. grantees.

        There are two types of PSUs, those earned through achievement of Adjusted EBITDA goals and those earned through Veritiv Total Shareholder Return ("TSR") performance relative to a group of peer companies whose stock is expected to be impacted by the same economic factors and secular trends as Veritiv.

        The Adjusted EBITDA goals are challenging but capable of being attained with superior performance. For the 2017 Adjusted EBITDA PSUs, Adjusted EBITDA is measured over three one-year periods (calendar years 2017, 2018 and 2019) with performance goals set annually. One-third of each award is earned for each annual achievement, with ultimate vesting and payout of earned shares to occur at the end of the full three-year period.

        For the 2017 Relative TSR PSUs, TSR relative to peers is measured over the one-, two- and three-year cumulative periods, beginning January 1, 2017 and ending December 31, 2017, 2018 and

2019, with ultimate vesting of earned shares at the end of the full three-year period. The payout based on Veritiv's relative TSR ranking compared to the TSR Performance Peer Group is shown below.

Veritiv TSR Ranking vs. TSR Performance Peer Group
Ranking vs. Peers	% of Target Earned
90th Percentile or higher	200%
70th Percentile	150%
50th Percentile	100%
25th Percentile	50%
< 25th Percentile	0%

        The TSR Performance Peer Group for the 2017 TSR PSU grants was comprised of the publicly traded companies shown below that have at least $300 million in revenues and whose stocks are impacted by the same economic factors and secular trends as Veritiv.

2017 TSR Performance Peer Group

Anixter International Inc.*	KapStone Paper and Packaging Corporation
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co. Inc.
Arrow Electronics, Inc.*	Kaman Corporation
Avery Dennison Corporation	Neenah Paper, Inc.
Avnet, Inc.*	Office Depot, Inc.*
Bemis Company, Inc.	Packaging Corporation of America
Brady Corporation	PH Glatfelter Co.
Deluxe Corporation	R.R. Donnelley & Sons Company
Domtar Corporation	Resolute Forest Products Inc.
Ennis Inc.	ScanSource, Inc.
Essendant Inc.	Sealed Air Corporation
Fastenal Company*	Sonoco Products Co.
Genuine Parts Company*	W.W. Grainger, Inc.*
Graphic Packaging Holding Company	WESCO International Inc.*
InnerWorkings Inc.	WestRock Company
International Paper Company

*
Also in Compensation Benchmarking Peer Group.

Actual Performance to Date

        Performance against Adjusted EBITDA and relative TSR goals for each of the completed cycles is as follows:

	Year One			Year Two			Year Three
										Weighted Average % of Target Payout**
	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned
2015 Grant
Adjusted EBITDA (millions)	$175	$182	115%	$200	$192	82% *	$200	$174	74%	90%
Relative TSR	50th Percentile	22nd Percentile	0%	50th Percentile	41st Percentile	81%	50th Percentile	13th Percentile	0%	27%
2016 Grant
Adjusted EBITDA (millions)	$200	$192	82%*	$200	$174	74%				85%
Relative TSR	50th Percentile	74th Percentile	160%	50th Percentile	10th Percentile	0%				87%
2017 Grant
Adjusted EBITDA (millions)	$200	$174	74%							91%
Relative TSR	50th Percentile	3rd Percentile	0%							67%

*
Includes negative discretion adjustment reducing percent of target payout earned from 92% to 82%.

**
Assumes 100% of target payout for cycles not yet completed.

        Earned awards are banked and paid out in shares at the end of the completed three-year performance period, assuming continued employment.

2017 Target Total Direct Compensation

        As described above, target total direct compensation for 2017 for each NEO was as follows:

Name	2017 Base Salary Rate	2017 Bonus Target	2017 Long-term Incentive Target	2017 Target Total Direct Compensation
Mary A. Laschinger	$1,025,000	$1,025,000	$3,500,000	$5,550,000
Stephen J. Smith	$563,750	$479,200	$1,127,500	$2,170,450
Thomas S. Lazzaro	$550,000	$412,500	$962,500	$1,925,000
Tracy L. Pearson	$450,000	$315,000	$540,000	$1,305,000
Daniel J. Watkoske	$461,250	$322,900	$553,500	$1,337,150

Special Equity Awards

        On May 25, 2017, the Committee granted RSUs to Mr. Smith to satisfy the provision in his offer letter dated February 13, 2014 providing for a special incentive with a value of $2,000,000. These RSUs vest 25% each on the first, second, third and fourth anniversaries of the grant date and will be paid in stock. The grant is shown in the Summary Compensation Table on page 39.

        On January 1, 2018, the Committee granted RSUs to Mr. Lazzaro and Mr. Watkoske, with a grant value of $1,500,000 and $1,000,000, respectively, to enhance the retention of these senior executives who the Committee believes are critical to the overall success of certain key, long-term strategic initiatives, maintaining business continuity and driving growth. These RSUs vest 50% on the second and third anniversaries of the grant date and will be paid in stock. The grants will be shown in the Summary Compensation Table in next year's proxy.

Benefit Programs

        We provide market-based health and wellness and retirement and savings programs designed to attract and retain talent, protect our employees against financial catastrophes that result from illness, disability and death, and encourage employees to save for their retirement needs. Our NEOs participate in the same benefit programs as our salaried non-union employees. These benefits include medical, dental, life and disability insurance coverage. Our NEOs also participate in the Veritiv Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is the primary Company-provided retirement plan for employees. The 401(k) Plan allows eligible participants to make contributions, up to legal limits, and provides a Company matching contribution of 100% on the first 3% of pay contributed plus 50% on the next 2% of pay contributed. The Company does not maintain any defined benefit plans for its NEOs.

        None of our NEOs participate in a nonqualified defined benefit plan. Our NEOs may elect to participate in the Veritiv Deferred Compensation Savings Plan (the "Deferred Compensation Plan") for eligible participants. Under the Deferred Compensation Plan, participants may elect to defer up to 85% of their base salary or commissions and up to 85% of their annual incentive bonus. Ms. Pearson elected to defer a portion of her 2017 base salary in the Deferred Compensation Plan, as described in the section entitled "Pension and Supplemental Executive Retirement Benefits and Deferred Compensation" on page 43.

Severance Compensation

        The opportunity for severance compensation is provided to Ms. Laschinger under the terms of her employment agreement and to approximately 35 other executives, including our NEOs, under the Company's Executive Severance Plan, which the Company adopted in March 2015 (the "Executive Severance Plan"). The certainty afforded by severance compensation fosters a long-term perspective and permits executives to focus on executing the Company's strategy and enhancing sustainable stockholder value without undue concern or distraction.

        The Company's severance policies are designed to be market competitive and to aid in attracting and retaining experienced executives. When recruited from another company an executive generally will seek to be protected in the event he or she is terminated without cause or if the Company takes actions giving him or her good reason to terminate his or her employment with us. The Company believes that the protection it provides, including the level of severance payments and post-termination benefits, is appropriate in terms of fostering long-term value enhancing performance, and within the range of competitive practice, thereby facilitating recruitment and retention of key talent.

        In line with competitive practices, an executive is entitled to enhanced severance payments and benefits should the executive's employment be terminated without cause or if certain senior executives were to terminate for good reason in each case either six months prior to or within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction relatively free of concern for his or her own situation, thereby lessening any conflict between his or her own interests and those of the Company's stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the Company's stockholders from a transaction or, if no transaction is consummated, to ensure that the Company's business will continue without undue disruption afterwards. The potential cost of executive change in control severance payments and benefits is well within the range of industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

        The Executive Severance Plan provides for salary and limited benefit continuation in the event of a Company-initiated termination of employment without cause or a termination initiated by certain senior executives based on good reason. Cash severance multiples are as shown below for all NEOs except for Ms. Laschinger (see the discussion of the severance provisions of Ms. Laschinger's employment agreement beginning on page 43).

Executive	Cash Severance Upon Termination not in Connection with a Change in Control	Cash Severance in Connection with a Change in Control
Stephen J. Smith Thomas S. Lazzaro Tracy L. Pearson Daniel J. Watkoske	Base salary for 18 months, plus for terminations after June 30 of a year, pro rata cash bonus at actual performance for the year	2X base salary + target bonus, plus pro rata cash bonus at target

        Under the Executive Severance Plan, the Company may cease payments to an executive if he or she violates restrictive covenants (including non-competition, non-solicitation of customers or employees, and non-disclosure of confidential information).

        The Company also has change in control provisions in its equity award agreements that apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        For a more detailed discussion of change in control arrangements, see "Potential Payments to Named Executive Officers Upon Termination or Change in Control" beginning on page 43.

How We Make Compensation Decisions

Decision Making Process

        The Board evaluates the Chairman and CEO's performance. The Committee reviews, evaluates and recommends to the Board any changes to the Chairman and CEO's compensation, including base salary, annual incentive and long-term incentive compensation.

        For other NEOs, the Chairman and CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term incentive compensation. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

        In making these compensation decisions, the Committee considers input from the Committee's independent consultant and uses several resources and tools, including competitive market information.

Compensation Benchmarking Group

        Compensation levels are not established based solely on peer comparisons or benchmarking. Marketplace information is one of several factors considered in establishing and assessing the reasonableness of compensation. Other factors considered include the scope and complexity of the role, internal relativity and an incumbent's experience and contributions.

        The Committee, with the assistance of its independent consultant, Meridian Compensation Partners, LLC ("Meridian"), determined that it would be appropriate to have a compensation benchmarking peer group to assist in reviewing the levels of compensation for each of the NEOs. The peer group approved by the Committee is comprised of publicly traded companies with the following characteristics:

How the Peer Group was Chosen	Purposes for Which Peer Group is Used

•

Operate in the distribution industry

•

Compete with Veritiv for business and/or talent

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Comparable size based on revenue (approximately 1/3rd to 3x Veritiv)

•

Traded in the U.S. on a major exchange

•

Widely traded with no major ownership concentration

•

Global presence; led from the United States

•

Available compensation data to enable consistent peers from year to year, with periodic review for appropriateness

•

As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges

•

To inform compensation practices and policies including incentive plan design

•

Benchmarking non-employee director pay

Compensation Benchmarking Peer Group

Anixter International Inc.	Genuine Parts Company	Synnex Corp.
Arrow Electronics, Inc.	HD Supply Holdings Inc.	Tech Data Corp.
Avnet, Inc.	Insight Enterprises Inc.	United Natural Foods Inc.
CDW Corp.	LKQ Corp.	W. W. Grainger, Inc.
Core-Mark Holdings Co., Inc.	MRC Global Inc.	WESCO International Inc.
Essendant Inc.	Office Depot, Inc.
Fastenal Company	SpartanNash Co.

        We use a slightly different group of companies to measure relative TSR performance because the compensation peer companies are not necessarily impacted by the same economic factors and business trends as Veritiv. The 2017 TSR Performance Peer Group appears on page [XX].

        Data from these companies is used to assess the competitiveness of pay for senior executives (including the CEO and other NEOs) where data was publicly available.

        In addition, general industry data is collected from Aon Hewitt's Total Compensation Measurement Executive Database and size adjusted using regression analysis, where possible, to compare similar positions at a company that is similar in size to Veritiv as measured by revenues. For long-term incentive data, a discount is applied to the general industry data to take into consideration the conservative nature of the distribution industry.

Role of the Committee's Compensation Consultant

        Pursuant to its charter, the Committee has the authority to obtain advice and counsel from internal or external legal, accounting or other advisors. It is authorized to retain and terminate any consultant, as well as to approve the consultant's fees and other terms of the engagement.

        The Committee engaged Meridian as its independent compensation consultant. Meridian provides research, data analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees and keeps the Committee apprised of regulatory developments and market trends related to executive compensation practices.

        Meridian consultants attended all regular meetings of the Committee held in 2017, were available to participate in executive sessions and communicated directly with the Committee without management present.

        Prior to the retention of a compensation consultant or any other external advisor, and annually thereafter, the Committee assesses the independence of such advisor, taking into consideration all factors relevant to such advisor's independence, including the factors specified in the NYSE listing standards.

        Meridian annually provides the Committee with confirmation of its independent status. The Committee believes that Meridian has been independent throughout its service and there is no conflict of interest between Meridian and the Committee.

Risk Considerations

        The Committee reviews the risks and rewards associated with the Company's compensation programs. The programs are designed with features including capped incentive payouts, multiple performance measures and financial goals set at the corporate level that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term.

        Management and the Committee regularly evaluate the risks involved with the Company's compensation programs and do not believe any of the Company's compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Additional Information

Executive Stock Ownership Guidelines and Share Retention Requirement

        Our executive stock ownership guidelines, approved by the Committee in March 2015, are designed to align our executives' long-term financial interests with those of our stockholders. The ownership guidelines, which cover approximately 35 executives, are as follows:

Level	Value of Common Stock to be Owned*
Chief Executive Officer	5X base salary
Senior Vice Presidents	3X base salary
Vice Presidents	1X base salary

*
Shares are valued based on the closing price of common stock on the last trading day in the calendar year.

        Each executive must hold 50% of the net after-tax award shares (upon the vesting of full value shares or the exercise of vested stock options or stock appreciation rights) until he or she has achieved compliance with the stock ownership guidelines. The hold requirement does not apply to shares purchased outright or acquired other than by way of an equity grant. The Committee monitors compliance with stock ownership guidelines annually.

        Shares counted include shares owned outright (either purchased or vested), unvested restricted stock, deferred stock and share-equivalent vehicles (including earned performance shares from completed performance periods). Stock options and stock appreciation rights do not count towards meeting the guidelines.

Employment Agreement

        With the exception of Ms. Laschinger, we do not have employment agreements with any of the NEOs.

        Ms. Laschinger entered into an employment agreement in January 2014 governing the terms and conditions of her employment as the Company's Chief Executive Officer (the "Initial Employment Agreement"). On December 29, 2017, Ms. Laschinger and the Company entered into an amended and restated employment agreement (the "Employment Agreement"). Among other things, the Employment Agreement extends the term of Ms. Laschinger's employment with the Company and provides for the treatment of outstanding equity incentive awards upon her retirement while, at the same time, providing leadership continuity for the Company.

        The term of the Initial Employment Agreement was five years beginning on July 1, 2014. The term of the Employment Agreement began on January 1, 2018 and ends on December 31, 2021, with automatic one-year extensions after the stated term unless either party elects to terminate the Employment Agreement. The Employment Agreement, and Ms. Laschinger's employment with the Company, may terminate earlier, subject to any applicable severance payments provided for in the Employment Agreement and described below in "Potential Payments to Named Executive Officers Upon Termination or Change in Control" beginning on page 43.

        The Employment Agreement provides that Ms. Laschinger will be paid an annual base salary of at least $1 million and will be eligible for an annual cash incentive bonus with a target-based opportunity of at least 130% of her base salary, earned based on performance, which could result in no payout if the Company does not meet its pre-determined goals. In addition, the Employment Agreement provides for annual long-term incentive grants with an annual grant value of 450% of her base salary, with pro rata vesting upon a qualifying termination of employment and full vesting upon a qualifying termination of employment after a change in control as detailed in the Employment Agreement. Further, if Ms. Laschinger terminates her employment due to a bona fide retirement after a successful implementation of a chief executive officer succession plan, any outstanding equity grants awarded to her six months or more prior to her retirement will become fully vested and the performance goals applicable to any pending performance periods will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance. Finally, the Employment Agreement provides that Ms. Laschinger is eligible to participate in employee benefit plans offered to the broader employee population. The Initial Employment Agreement provided for a relocation package with a home loss reimbursement of up to $500,000 contingent on sale of residence. Relocation benefits paid to Ms. Laschinger pursuant to the Initial Employment Agreement are included in the Summary Compensation Table on page 39.

        The Employment Agreement also contains: (i) restrictive covenants against Ms. Laschinger competing with the Company, soliciting customers or employees of the Company, interfering with the Company's relationships with any vendors, joint venturers or licensors and disparaging the Company, in each case during her employment with the Company and for the two-year period following her termination of employment with the Company for any reason; and (ii) covenants prohibiting Ms. Laschinger from disclosing confidential information relating to the Company and protecting the Company's intellectual property rights.

Restrictive Covenants

        Our executives, including our NEOs, are required to execute agreements containing restrictive covenants. These agreements bind the executive to confidentiality, non-competition, non-disclosure and non-solicitation provisions.

Clawback Policy

        Our clawback policy, approved by the Committee in March 2015, allows the Company to recapture certain incentive compensation paid to executive officers under certain circumstances. The clawback policy allows the Committee to require the return, repayment or forfeiture of any annual or long-term incentive payment or award made or granted to any current or former executive officer during the 12-month period following the filing with the SEC of financial statements that are later the subject of a material negative restatement if, among other things, the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the restatement and the Committee determines that the executive officer engaged in intentional misconduct that caused the need for the restatement. Additionally, if the Committee determines that the executive officer engaged in intentional misconduct that caused the material negative restatement, the Committee may require the return or repayment of any profits realized by such executive officer on the sale of Company securities received pursuant to any such award granted during such 12-month period.

Trading Controls and Anti-Hedging, Short Sale and Pledging Policies

        In accordance with the Company's insider trading policy, executive officers, including the NEOs, are required to pre-clear with the Company's General Counsel any transactions in Company securities, including purchases, sales, gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods and executive officers are prohibited from entering into hedging and short sale transactions and are also subject to restrictions on pledging Company stock.

Tax Implications of Compensation

        The Committee considers the tax and accounting implications of compensation, but they are not the only factors considered. In some cases, other important considerations, including the Company's ability to attract, retain and motivate highly-qualified executives, outweigh tax or accounting considerations.

        Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer and certain other executive officers of the Company over $1 million for any year is generally not deductible for United States income tax purposes. Historically, performance-based compensation was exempt from the deduction limit if certain requirements were met. The Committee has historically sought to structure compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company's compensation policies and objectives. The Committee also, however, recognized the need to retain flexibility to make compensation decisions that may have resulted in the payment of compensation that would not be deductible and accordingly reserved the authority to approve potentially non-deductible compensation when it deemed appropriate. The recently adopted federal tax law has eliminated, at least for future awards, the exception from Section 162(m)'s limit on deductibility for performance-based compensation.

Compensation and Leadership Development Committee Report

        The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Leadership Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
John J. Zillmer, Chairman Daniel T. Henry Tracy A. Leinbach Michael P. Muldowney

Summary Compensation Table

        The following table provides compensation information concerning the NEOs for fiscal years 2017, 2016 and 2015. The dollar amounts reflected in the table are calculated in accordance with SEC rules. They may not reflect the actual compensation that ultimately will be received by our NEOs and do not reflect the target total direct compensation of our NEOs in 2017, 2016 and 2015. Please read the Compensation Discussion and Analysis in conjunction with reviewing this table.

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mary A. Laschinger,	2017	1,025,000	—	3,854,104	758,500	966,713	6,604,317
Chairman of the Board and	2016	1,018,750	1,625,000	3,667,248	1,980,800	41,564	8,333,362
Chief Executive Officer	2015	1,000,000	1,312,500	3,734,521	2,657,500	73,871	8,778,392
Stephen J. Smith,	2017	563,750	100,000	3,227,841	319,147	11,664	4,222,402
Senior Vice President and	2016	560,313	550,000	1,152,529	750,444	11,548	3,024,834
Chief Financial Officer	2015	550,000	650,000	1,172,778	1,043,625	11,548	3,427,951
Thomas S. Lazzaro,	2017	550,000	115,000	1,059,889	366,300	11,664	2,102,853
Senior Vice President, Field	2016	550,000	106,926	1,008,494	390,839	11,548	2,067,807
Sales and Operations	2015	510,000	147,600	951,493	556,980	11,406	2,177,479
Tracy L. Pearson,	2017	450,000	336,410	594,574	—	411,578	1,792,562
Senior Vice President,
Packaging
Daniel J. Watkoske	2017	461,250	80,000	609,487	262,841	11,598	1,425,176
Senior Vice President, Print	2016	458,438	80,544	565,779	317,132	11,453	1,433,346
and Veritiv Services

(1)
The amounts in this column represent base salary paid by the Company from January 1, 2017 to December 31, 2017, from January 1, 2016 to December 31, 2016 and from January 1, 2015 to December 31, 2015, including any deferred amounts reported in the Nonqualified Deferred Compensation Table.

(2)
The amounts in this column include a discretionary award for individual performance of $100,000 for each of 2017 and 2015 for Mr. Smith, $115,000 for 2017 and $100,000 for 2015 for Mr. Lazzaro, and $80,000 for 2017 for Mr. Watkoske. The amount in this column for 2017 for Ms. Pearson includes a $315,000 guaranteed bonus and a discretionary award for individual performance of $21,410. The amounts in this column also include the service-based award (50%) component of the 2014-2016 and 2014-2015 Long-Term Transition Incentive Awards which were paid in March 2017 and March 2016, respectively, including $1,625,000 for 2016 and $1,312,500 for 2015 for Ms. Laschinger, $550,000 for each of 2016 and 2015 for Mr. Smith, $106,926 for 2016 and $47,600 for 2015 for Mr. Lazzaro, and $80,544 for 2016 for Mr. Watkoske.

(3)
The amounts in this column reflect the grant date fair value of equity-based awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 15 to the Consolidated and Combined Financial Statements for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 included in our Annual Report on Form 10-K for a discussion of relevant assumptions used in calculating the fair value. A portion of the RSUs granted in fiscal 2017 to Mr. Smith will vest in May of 2018, 2019, 2020 and 2021 based on continued service. The RSUs granted in fiscal 2017 to Mses. Laschinger and Pearson and to Messrs. Lazzaro and Watkoske and a portion of the RSUs granted in fiscal 2017 to Mr. Smith will vest after the 2019 fiscal year-end, those granted in fiscal 2016 will vest after the 2018 fiscal year-end and those granted in fiscal 2015 vested after the 2017 fiscal year-end, based on continued service. The grant date value of the RSUs were $700,000 for each of 2017, 2016 and 2015 for Ms. Laschinger, $2,225,500 for 2017 and $220,000 for each of 2016 and 2015 for Mr. Smith, $192,500 for each of

  2017 and 2016 and $178,500 for 2015 for Mr. Lazzaro, $108,000 for 2017 for Ms. Pearson, and $110,700 for 2017 and $108,000 for 2016 for Mr. Watkoske. The PSUs granted in fiscal 2017 will vest after the 2019 fiscal year-end based on Adjusted EBITDA and relative TSR performance for fiscal 2017, 2018 and 2019. The PSUs granted in fiscal 2016 will vest after the 2018 fiscal year-end based on Adjusted EBITDA and relative TSR performance for fiscal 2016, 2017 and 2018. The PSUs granted in fiscal 2015 vested after the 2017 fiscal year-end based on Adjusted EBITDA and relative TSR performance for fiscal 2015, 2016 and 2017. The grant date value of the PSUs were $3,154,104 for 2017, $2,967,248 for 2016 and $3,034,521 for 2015 for Ms. Laschinger, $1,002,341 for 2017, $932,529 for 2016 and $952,778 for 2015 for Mr. Smith, $867,389 for 2017, $815,994 for 2016 and $772,993 for 2015 for Mr. Lazzaro, $486,574 for 2017 for Ms. Pearson, and $498,787 for 2017 and $457,779 for 2016 for Mr. Watkoske. Actual awards may range from 0 percent to 200 percent of the target award as shown below in the Grants of Plan-Based Awards table. The value of the PSUs assuming maximum performance is $5,600,000 for each of 2017, 2016 and 2015 for Ms. Laschinger, $1,804,000 for 2017 and $1,760,000 for each of 2016 and 2015 for Mr. Smith, $1,540,000 for each of 2017 and 2016 and $1,428,000 for 2015 for Mr. Lazzaro, $864,000 for 2017 for Ms. Pearson, and $885,600 for 2017 and $864,000 for 2016 for Mr. Watkoske.

(4)
The amounts in this column for 2017, 2016 and 2015 include the actual Annual Incentive Plan bonus earned for the 2017 fiscal year paid in March 2018, the 2016 fiscal year paid in March 2017 and 2015 fiscal year paid in March 2016, respectively. In addition, the amounts in this column for 2016 include the performance-based component (50%) of awards granted under the 2014-2016 Long-Term Transition Incentive Awards and for 2015 include the performance-based component (50%) of awards granted under the 2014-2015 Long-Term Transition Incentive Awards. For 2017, 2016 and 2015, the Annual Incentive Plan bonus amounts are $758,500, $924,550 and $1,450,000, respectively, for Ms. Laschinger, $319,147, $392,944 and $537,625, respectively, for Mr. Smith, $366,300, $321,338 and $513,188, respectively, for Mr. Lazzaro, and $262,841 and $264,778 for 2017 and 2016, respectively, for Mr. Watkoske. For 2016, the performance-based component (50%) of the 2014-2016 Long-Term Transition Incentive Awards are $1,056,250 for Ms. Laschinger, $357,500 for Mr. Smith, $69,502 for Mr. Lazzaro, and $52,354 for Mr. Watkoske. For 2015, the performance-based component (50%) of the 2014-2015 Long-Term Transition Incentive Awards are $1,207,500 for Ms. Laschinger, $506,000 for Mr. Smith and $43,792 for Mr. Lazzaro.

(5)
The amounts in this column for 2016 and 2015 include corrected temporary housing allowance amounts for Ms. Laschinger ($30,016 and $63,323 in 2016 and 2015, respectively). All Other Compensation amounts for the January 1, 2017 to December 31, 2017 period are shown on the following table.

Name	Company Matching 401(k) Contributions ($)(1)	Term Life Insurance Premiums ($)(2)	Relocation Payments ($)(3)	Total ($)
Mary A. Laschinger	10,800	864	955,049	966,713
Stephen J. Smith	10,800	864	0	11,664
Thomas S. Lazzaro	10,800	864	0	11,664
Tracy L. Pearson	10,800	778	400,000	411,578
Daniel J. Watkoske	10,800	798	0	11,598

(1)
Represents the Company's match to the NEO's contribution to the 401(k) Plan from January 1, 2017 to December 31, 2017.

(2)
Represents premiums paid for term life insurance attributable to the NEOs from January 1, 2017 to December 31, 2017.

(3)
Represents relocation payments paid to Ms. Laschinger from January 1, 2017 to December 31, 2017 per her employment agreement and a loss on home sale payment of $400,000 paid to Ms. Pearson per her offer letter. In addition, the Company paid relocation expenses pursuant to the relocation policy applicable to other Company executives on behalf of Mr. Smith ($29,629 in 2016) and Ms. Pearson ($208,017 in 2017).

  The relocation policy for executives includes home sale assistance, temporary housing and movement of household goods.

Grants of Plan-Based Awards for Fiscal 2017

        During 2017, the Committee granted RSUs and PSUs to our NEOs. The Committee also approved the annual cash incentive opportunities for our NEOs under the 2017 AIP. Information with respect to each of the awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to "Executive Compensation—Summary Compensation Table" and "Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation" above.

Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary A. Laschinger
RSUs	1/1/2017								13,023	700,000
Adj EBITDA PSUs	1/1/2017					—	32,558	65,116		1,750,000
TSR PSUs	1/1/2017					—	19,534	39,068	—	1,404,104
2017 AIP(2)			—	1,025,000	2,050,000
Stephen J. Smith
RSUs	1/1/2017								4,195	225,500
Adj EBITDA PSUs	1/1/2017					—	10,488	20,976		550,000
TSR PSUs	1/1/2017					—	6,293	12,586	—	452,341
2017 AIP(2)			—	479,200	958,400				—
RSUs	5/25/2017								45,045	2,000,000
Thomas S. Lazzaro
RSUs	1/1/2017								3,581	192,500
Adj EBITDA PSUs	1/1/2017					—	8,953	17,906		481,250
TSR PSUs	1/1/2017					—	5,372	10,744	—	386,139
2017 AIP(2)			—	412,500	825,000				—
Tracy L. Pearson
RSUs	1/1/2017								2,009	108,000
Adj EBITDA PSUs	1/1/2017					—	5,023	10,046		270,000
TSR PSUs	1/1/2017					—	3,013	6,026	—	216,574
2017 AIP(2)			315,000	315,000	630,000				—
Daniel J. Watkoske
RSUs	1/1/2017								2,059	110,700
Adj EBITDA PSUs	1/1/2017					—	5,148	10,296		276,750
TSR PSUs	1/1/2017					—	3,089	6,178	—	222,037
2017 AIP(2)			—	322,900	645,800				—

(1)
Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 15 to the Consolidated and Combined Financial Statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K. The grant date fair value of the RSU and PSU awards will likely vary from the actual value the NEO receives. The actual value the NEO receives for the RSU grants will depend on the price of the Company's common stock on the vesting date. The actual value the NEO receives for the PSU grants will depend on the number of units earned and the price of the Company's common stock when the units vest.

(2)
Represents estimated possible payouts for annual performance cash awards made in 2017 (and paid in March 2018) under the 2017 AIP for each NEO. The AIP is an annual cash incentive opportunity and thus, these awards are earned in the year of grant. See the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the actual payout amounts related to the 2017 AIP. See also "Compensation Discussion and Analysis—Annual Incentive Program—What it Rewards and How it Works" for additional information about the AIP.

Outstanding Equity Awards at Fiscal Year-End

        The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2017:

        Restricted Stock Units.    On January 1, 2015, January 1, 2016 and January 1, 2017, each NEO employed received a grant of RSUs. The awards will vest in full on the third anniversary of the grant date, assuming continued employment. In addition, on May 25, 2017, Mr. Smith received a grant of RSUs that vest on the first, second, third and fourth anniversaries of the grant date, assuming continued employment. Dividends are not paid on unvested awards. If vested, the awards are paid in shares of common stock following the end of the vesting period.

        Performance Share Units.    On January 1, 2015, January 1, 2016 and January 1, 2017, each NEO employed received a grant of PSUs. A portion of these awards (62.5%) vest based on annual Adjusted EBITDA performance during the three-year vesting period and the remaining portion (37.5%) vest based on the Company's TSR performance relative to the TSR Performance Peer Group for the performance periods during the three-year vesting period. Dividends are not paid on unvested awards. The ultimate value of the awards will depend on the number of shares earned and the price of the Company's common stock at the time awards vest. See "Compensation Discussion and Analysis—Annual Long-Term Incentive Program" for additional information.

	Stock Awards
	Restricted Stock Units		Performance Share Unit Awards
Name	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Shares or Units of Stock Held That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(4)
Mary A. Laschinger	45,844	1,324,892	145,054	4,192,055
Stephen J. Smith	59,554	1,721,111	45,923	1,327,171
Thomas S. Lazzaro	12,336	356,510	39,170	1,132,014
Tracy L. Pearson	2,009	58,060	6,597	190,646
Daniel J. Watkoske	6,350	183,515	20,489	592,139

(1)
Represents the number of shares that will vest in full during 2018, 2019, 2020 and 2021 assuming continued employment through that date. The shares that vested or will vest assuming continued employment on each of January 1, 2018, January 1, 2019 and January 1, 2020 are: 13,495, 19,326 and 13,023, respectively, for Ms. Laschinger; 4,241, 6,073 and 4,195, respectively, for Mr. Smith; 3,441, 5,314 and 3,581, respectively, for Mr. Lazzaro; 0, 0 and 2,009, respectively, for Ms. Pearson; and 1,310, 2,981 and 2,059, respectively, for Mr. Watkoske. In addition, for Mr. Smith, the shares that vest are 11,261 on each of May 25, 2018, May 25, 2019 and May 25, 2020 and are 11,262 on May 25, 2021, assuming continued employment through those dates. RSUs are paid out in shares of common stock to the NEOs.

(2)
Represents the number of restricted stock units multiplied by the closing price of the Company's common stock on December 29, 2017 (the last trading day of fiscal 2017), which was $28.90.

(3)
Represents the actual number of PSUs that could vest following the end of the performance period. The ultimate number of shares issued under the PSU awards depends on the number of units earned and the price of our common stock on actual vesting date. For additional information, refer to "Executive Compensation—Summary Compensation Table" and "Compensation Discussion and Analysis—Annual Long-Term Incentive Program." The performance period ended on December 31, 2017 for the performance share units granted on January 1, 2015. The assumed number of Adjusted EBITDA performance share units was based on 90% actual achievement

  (115% for one-third, 82% for one-third and 74% for one-third) and the number of TSR performance share units was based on 27% actual achievement (0% for two-thirds and 81% for one-third). The performance period ends on December 31, 2018 for the performance share units granted on January 1, 2016 and on December 31, 2019 for the performance share units granted on January 1, 2017. The assumed value of the number of Adjusted EBITDA performance share units is based on 82% for one-third, 74% for one-third and 100% for the remaining third for the grant on January 1, 2016 and is based on 74% for one-third and 100% for the remaining two-thirds for the grant on January 1, 2017. The assumed value of the number of TSR performance share units is based on 160% for one-third, 0% for one-third, and 100% for the remaining third for the grant on January 1, 2016 and is based on 0% for one-third and 100% for the remaining two-thirds for the grant on January 1, 2017.

(4)
Represents the number of performance share units described in footnote 3 multiplied by the closing price of the Company's common stock on December 29, 2017 (the last trading day of fiscal 2017), which was $28.90.

Option Exercises and Stock Vested

        There were no option exercises or stock vestings during fiscal 2017.

Pension and Supplemental Executive Retirement Plan Benefits and Deferred Compensation

        None of our NEOs participate in any pension plan or supplemental executive retirement plan. Our NEOs may elect to participate in the Deferred Compensation Plan. The Company does not provide a contribution nor match employee contributions in the Deferred Compensation Plan. Ms. Pearson elected to defer a portion of her 2017 salary in the Deferred Compensation Plan, as described below.

        Amounts deferred under the Deferred Compensation Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the Deferred Compensation Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives, which mirror the returns credited in the 401(k) Plan, as selected by the participant. The following table provides additional information concerning the Deferred Compensation Plan for the NEOs who elected to participate in the Deferred Compensation Plan during fiscal 2017.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at End of Fiscal Year ($)
Tracy L. Pearson	90,000	—	4,635	94,635

(1)
Represents the deferred amounts for Ms. Pearson which is reported as compensation in the Summary Compensation Table.

(2)
The Company does not make matching or other contributions to the Deferred Compensation Plan.

Potential Payments to Named Executive Officers Upon Termination or Change in Control

Potential Payments to the CEO Upon Termination or Change in Control

        The separation provisions for Ms. Laschinger provided in her Employment Agreement include the following:

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to her death or disability, by the Company for cause or by Ms. Laschinger without good reason, the Company will pay all accrued benefits (as defined in the Employment Agreement) and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated by the Company without cause (including for non-extension of the Employment Agreement beyond the stated term) or by Ms. Laschinger for good reason, in addition to the accrued benefits, the Company will pay a pro-rata bonus for the year in which the termination occurs, additional cash compensation equal to two times Ms. Laschinger's then-current base salary and target bonus, partial reimbursement of COBRA continuation coverage as provided in the Employment Agreement and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to retirement, defined as age 60 or older with five or more years of service ("Retirement"), in addition to the accrued benefits, the Company will pay a pro-rata bonus for the year in which the termination occurs and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to Retirement following the successful implementation of a chief executive officer succession plan, in addition to the accrued benefits, the Company will pay a prorated bonus for the year in which the Retirement occurs, and any outstanding equity grants awarded to her six months or more prior to her Retirement will become fully vested and the performance goals applicable to any pending performance periods will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance. Ms. Laschinger is not currently eligible for retirement so a retirement column is not included in the chart below.

  •
  "Good reason" is defined in the Employment Agreement as the assignment of duties inconsistent with the CEO position or an adverse alteration in the nature or status of her responsibilities; a diminution in salary or target bonus, or failure to pay any compensation or benefits due; a relocation of the primary work location by more than 50 miles from the metropolitan area of Atlanta, Georgia; the failure to appoint or reappoint Ms. Laschinger as Chairman of the Board; or in the event the UWWH Stockholder or Bain Capital acquires a majority of the shares of the Company and if thereafter they replace more than two directors whose appointment is not a replacement of a director previously appointed; or any material failure by the Company to satisfy its obligations under Sections 1 through 6 of the Employment Agreement.

        The Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        The chart below provides disclosure regarding the benefits that would have been provided to Ms. Laschinger had any of the events referenced below occurred on December 31, 2017, the last day of our most recently completed fiscal year.

Potential Payments Upon Termination or Change in Control for Ms. Laschinger

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (not related to Change in Control) ($)	Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change in Control) ($)	Disability ($)	Death ($)
2017 AIP Bonus(1)	—	758,500	—	758,500	758,500	758,500
Cash Severance Benefit	—	4,100,000	—	4,100,000	—	—
Long-Term Incentive(2)	—	3,617,587	—	5,516,947	3,617,587	3,617,587
Medical Continuation Benefits(3)	—	7,272	—	7,272	—	—

(1)
Ms. Laschinger must be employed on the date the bonus is paid in March 2018 except in the event of a company-initiated termination not-for-cause, termination for good reason, change in control or termination due to disability or death.

(2)
In the event Ms. Laschinger's employment is terminated due to disability, death, company-initiated termination not-for-cause or terminated by Ms. Laschinger for good reason (each a "qualifying termination"), Ms. Laschinger is entitled to payment of the awards, pro-rated for the period of her continuous employment during the period from the grant date through the termination date and the value of the performance share units is calculated based on actual Company performance following the end of the performance period. In the event of a qualifying termination following a change in control, Ms. Laschinger is deemed to have satisfied 100% of any continued employment requirement and the value of the performance share units is calculated based on actual Company performance. The LTI award values in the table are shown at actual performance achievement for 2015, 2016 and 2017 and at target (100%) performance achievement for future periods. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 29, 2017 (the last trading day of fiscal 2017), which was $28.90.

(3)
Includes the projected value of payment of medical premiums under COBRA continuation as provided in the employment agreement.

Potential Payments to the Other NEOs Upon Termination or Change in Control

        For the NEOs other than Ms. Laschinger, benefits due upon a separation of employment are provided by the Executive Severance Plan, which was adopted by the Company in March 2015. In addition, the Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        In general, the Executive Severance Plan provides separation pay and benefits to covered participants (including the NEOs other than Ms. Laschinger) in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In the event the Company terminates an NEO's employment not-for-cause, the Company will pay 18 months' base salary and medical coverage continuation. If the termination date occurs on or after July 1 of the year in which the termination occurs, the NEO is entitled to receive a pro-rata bonus for that year. In addition, Messrs. Smith, Lazzaro and Watkoske, having been employed by Veritiv on the effective date of the Executive Severance Plan, are entitled to receive a pro-rata portion of unvested Long-Term Incentive Awards.

        In the event of an NEO's death, the NEO's beneficiary would be entitled to immediate vesting at target of a portion of unvested Long-Term Incentive Awards pro-rated for service and, in the event the death occurred on or after July 1, the beneficiary would be entitled to receive a pro-rata bonus for the year in which the termination occurs.

        In the event of an NEO's disability, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards pro-rated for service and based on actual Company performance and, in the event the death occurred on or after July 1, the NEO would be entitled to receive a pro-rata bonus for the year in which the termination occurs.

        In the event of an NEO's retirement, defined as age 60 or older with five or more years of service, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards pro-rated for service and based on actual Company performance and a pro-rata bonus for the year in which the retirement occurs. None of the NEOs are eligible for retirement as of the end of the 2017 fiscal year, so a Retirement column is not included in the chart.

        In the event of an employment termination, including a termination for "good reason," within twenty-four months following, or within six months prior to, a change in control, the Executive Severance Plan provides that the NEOs would be entitled to two times the NEO's base salary plus target AIP bonus. In addition, the NEO is entitled to a pro-rata AIP bonus calculated at target (100%) performance and medical coverage for eighteen months. A "change in control" is defined in the Executive Severance Plan and the 2014 Omnibus Incentive Plan to include consummation of certain mergers, the acquisition of more than 50% of the combined voting power of the Company's voting securities, the sale of all or substantially all of the Company's assets, shareholder approval of a complete liquidation or dissolution, and a change in the majority of the Board. Termination for "good reason" under the Executive Severance Plan includes a relocation of an NEO's primary work location exceeding fifty miles from the current location, material diminution in authority, duties or responsibilities or material reduction in salary, target bonus or material failure to satisfy obligations under an NEO's offer letter. In addition, the NEO is entitled to vesting of the Long-Term Incentive Awards without pro-ration for actual service and based on actual company performance for completed periods and target (100% company performance) for future periods in the event of a qualifying employment termination following a change in control.

        The chart below provides disclosure regarding the benefits that would have been provided to Ms. Pearson and to Messrs. Smith, Lazzaro and Watkoske had any of the events referenced below occurred on December 31, 2017, the last day of our most recently completed fiscal year.

Potential Payments Upon Termination or Change in Control for Ms. Pearson and Messrs. Smith, Lazzaro and Watkoske

Name	Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason Termination ($)	Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change In Control) ($)	Death ($)	Disability ($)
Stephen J. Smith	2017 AIP Bonus(1)	—	319,147	—	479,200	319,147	319,147
	Cash Severance Benefit(2)	—	845,625	—	2,085,900	—	—
	Long-Term Incentive(3)	—	1,549,776	—	3,048,282	1,808,926	1,549,776
	Medical Continuation Benefits(4)	—	30,996	—	30,996	30,996	30,996
Thomas S. Lazzaro	2017 AIP Bonus(1)	—	366,300	—	412,500	366,300	366,300
	Cash Severance Benefit(2)	—	825,000	—	1,925,000	—	—
	Long-Term Incentive(3)	—	966,210	—	1,488,524	1,181,906	966,210
	Medical Continuation Benefits(4)	—	22,194	—	22,194	22,194	22,194
Tracy L. Pearson	2017 AIP Bonus(1)	—	315,000	—	315,000	315,000	315,000
	Cash Severance Benefit(2)	—	675,000	—	1,530,000	—	—
	Long-Term Incentive(3)	—	—	—	248,706	96,767	82,902
	Medical Continuation Benefits(4)	—	22,086		22,086	22,086	22,086
Daniel J. Watkoske	2017 AIP Bonus(1)	—	262,841	—	322,900	262,841	262,841
	Cash Severance Benefit(2)	—	691,875	—	1,568,300	—	—
	Long-Term Incentive(3)	—	478,490	—	775,654	575,906	478,490
	Medical Continuation Benefits(4)	—	22,086	—	22,086	22,086	22,086

(1)
Under the 2017 AIP, in the event of death, disability or a company-initiated not-for-cause termination on or after July 1, 2017, the participant (or his or her heirs) is entitled to a pro-rata AIP award based on actual Company and individual performance. Under the Executive Severance Plan, in the event of a qualifying employment termination following a change in control, the NEO is entitled to a pro-rata AIP award based on target (100%) performance.

(2)
Under the Executive Severance Plan, in the event of a company-initiated not-for-cause termination, the NEO is entitled to a cash severance payment equal to eighteen months' base salary or in the event of a qualifying employment termination following a change in control the NEO is entitled to two times the sum of base salary and target AIP bonus.

(3)
Under the Veritiv Corporation 2014 Omnibus Incentive Plan, the Executive Severance Plan and the equity award agreements, in the event of disability or company-initiated not-for-cause termination, Messrs. Smith, Lazzaro and Watkoske, having been employed by Veritiv on the effective date of the Executive Severance Plan, are entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. In the event of disability, Ms. Pearson is entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. In the event of an NEO's death, the NEO's heirs are entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at target (100%) performance. The NEO is entitled to full vesting of LTI awards in the event of a qualifying employment termination following a change in control. The LTI award values in the table are shown at actual performance achievement for 2015, 2016 and 2017 and at target (100%) performance achievement for future periods. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 29, 2017 (the last trading day of fiscal 2017) of $28.90.

(4)
Includes the projected value of payment of medical premiums under COBRA continuation for eighteen months as provided in the Executive Severance Plan.

Equity Compensation Plan

        The Company's equity compensation plan, the Veritiv Corporation 2014 Omnibus Incentive Plan, was amended and restated as of March 8, 2017 and approved by stockholders on May 25, 2017. Information about our equity compensation plan as of December 31, 2017 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	1,070,436	—	1,960,387
Equity compensation plans not approved by security holders	—	—	—

Total	1,070,436	—	1,960,387

(1)
This column includes unvested restricted stock units and unvested performance share units that may be paid out in common shares. The Company grants a small number of cash-settled units to LTI participants in countries outside the U.S., which are excluded from this column.

(2)
This column includes the number of securities remaining for issuance reserved under the Veritiv Corporation 2014 Omnibus Incentive Plan.

Compensation Committee Interlocks and Insider Participation

        During 2017, no Company executive officer or director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

CEO Pay Ratio

        Pursuant to SEC rules adopted according to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its principal executive officer. The Company's principal executive officer is Mary A. Laschinger, Chairman of the Board and Chief Executive Officer.

        Ms. Laschinger had 2017 annual total compensation of $6,604,317 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee's annual total compensation for 2017 was $59,403. As a result, we estimate that Ms. Laschinger's 2017 annual total compensation was approximately 111 times that of our median employee.

        In determining the median employee, a listing was prepared of all employees in the United States, Canada and Mexico as of October 1, 2017 with the exception of Ms. Laschinger. This list includes approximately 8,600 employees including approximately 7,100 employees in the United States, 1,000 employees in Canada and 500 employees in Mexico. Employees in the following countries were excluded from the list: one employee in Austria, six employees in Belgium, 84 employees in China, three employees in Germany, four employees in Malaysia and three employees in the United Kingdom. In addition, approximately 240 employees of All American Containers, which was acquired in 2017, were excluded from the list. Total cash compensation paid from January 1, 2017 to October 1, 2017 was gathered for each employee. Total cash compensation for employees in Canada and Mexico were converted to U.S. dollars using the currency exchange rates of 0.78 for Canadian dollars and 0.055 for Mexican pesos. The median amount was selected from the list.

        Once the median employee was determined, the median employee's 2017 compensation as it would appear in the Summary Compensation Table was compared to Ms. Laschinger's 2017 compensation as it appears in the Summary Compensation Table. The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.

        As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program aligns the interests of the Company's executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation and Leadership Development Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

        We ask for your advisory approval of the following resolution:

    "RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of Veritiv Corporation's named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables."

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
THE RESOLUTION ABOVE RELATING TO THE COMPENSATION OF THE COMPANY'S NAMED
EXECUTIVE OFFICERS

FINANCIAL INFORMATION

        The Company's annual report for the year ended December 31, 2017 is included in the proxy materials that are posted at http://www.veritivcorp.com/2017annualreport and referenced in the Notice of Internet Availability of Proxy Materials that has been made available to all stockholders.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

        Any stockholder who intends to present a proposal at the Company's 2019 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the Company's proxy statement and form of proxy for that annual meeting must deliver the proposal to the Corporate Secretary of the Company so that it is received no later than November 2, 2018 and must comply with the additional requirements established by the SEC. In addition, if a stockholder intends to present a proposal (including with respect to director nominations) at the Company's 2019 annual meeting of stockholders without the inclusion of that proposal in the Company's proxy materials, the stockholder proposal must be received at our principal executive offices, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, no sooner than November 2, 2018 and no later than December 2, 2018 and must otherwise comply with the Company's bylaws.

"HOUSEHOLDING" OF PROXY MATERIALS

        We are taking advantage of the SEC's "householding" rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Veritiv Corporation at (770) 391-8200 or by mail to 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

OTHER MATTERS

        The Company does not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the persons authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

        Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important stockholder responsibility.

By Order of the Board of Directors,

Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary
March 2, 2018

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 24, 2018. Vote by Internet • Go to www.envisionreports.com/VRTV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. + 1. Election of Directors: 01 - David E. Flitman For Against Abstain For Against Abstain For Against Abstain 02 - Daniel T. Henry 03 - Liza K. Landsman 04 - Mary A. Laschinger 05 - Tracy A. Leinbach 06 - William E. Mitchell 07 - Michael P. Muldowney 08 - Charles G. Ward, III 09 - John J. Zillmer For Against Abstain ForAgainst Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018. 3. To approve, on an advisory basis, the Company’s executive compensation. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02RRUB Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Veritiv Corporation Notice of 2018 Annual Meeting of Stockholders Le Méridien Atlanta Perimeter 111 Perimeter Center West, Atlanta, GA 30346 Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2018 Mary A. Laschinger and Mark W. Hianik, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Veritiv Corporation to be held on April 25, 2018 or at any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1 and FOR proposals 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)